UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ACETO CORPORATION
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Dear Fellow Shareholders:

On behalf of the Board of Directors and our international complement of employees, I take pleasure in presenting our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and our proxy.

The global economy this past year has proven to be very unpredictable for us as a supplier of industrial, agricultural and health science chemical products.  As the headlines reported, first we were in the throes of an unprecedented economic recovery and then, without warning, there was a shift in the mind set of many that we were about to enter the feared double dipped recession.  Each of our business segments has had its own distinct set of challenges to react to, in addition to anticipating the needs of our loyal customer base.  I am pleased to report that our team was able to navigate these turbulent times successfully and our financial results were the result of their hard work and dedication.

Fiscal 2010 Financial Results

Net sales for the year ended June 30, 2010 were $346.6 million, a 7.4% increase from $322.6 million for fiscal 2009.  Gross profit for fiscal 2010 was $54.2 million, a decrease of 2.6% from $55.6 million in fiscal 2009.  Net income was $6.6 million, or $0.26 per diluted share, for fiscal 2010.  Fiscal 2010 has been negatively impacted by three one-time, pre-tax, charges which were reflected in the fiscal 2010 second quarter results and were discussed in that quarter’s results release.  Had it not been for these charges, we would have reported net income of $9.7 million, or $0.39 per diluted share for fiscal 2010, as compared to $8.6 million, or $0.35 per diluted share in fiscal 2009.

Business Initiatives

What we have previously referred to as strategic initiatives, and now call business initiatives, fall into two distinct categories.  The first are those that represent extensions of our existing core business, while the others fall outside of our core business.  It is our intention to eventually incorporate those initiatives which are extensions of our core business operations into their appropriate segments and no longer highlight them in our corporate presentations.  That being said let us take a look at where these efforts are today.

In the category of extension of an existing business segment, there is the ongoing expansion of our crop protection portfolio of products which has proceeded well.  We now have a total of 30 different product registrations which we have labels for, compared to two years ago when we had only 15.  One of our new products, Glyphosate, has had a turbulent year with highly competitive pricing driving down our margins and sales targets. The decreased profitability of this product was offset by the successful introduction of other new products in our crop protection segment.  We continue to view the generic agricultural market as a natural component of our business model.

As you may recall, last year we also spoke of our initiative to market both pharmaceutical intermediates and active ingredients to the Japanese pharmaceutical market.  This effort has been moving forward and we are encouraged by the results we have seen.  Since this represents an expansion of an existing business into a new geography, we no longer breakout the discussion of our efforts in Japan and have chosen instead to incorporate these results into our Health Science segment.

Another initiative that will be absorbed into the Health Science segment is the sale of finished dosage form generic drugs to pharmaceutical distribution companies, chain retailers, pharmaceutical benefit managers and HMO’s.  We now have four finished dosage form generic drugs in our line on which we are getting repeat business.   We are pleased with our progress in this area and expect to continue to grow this business in the future.

As a shareholder you are no doubt aware that in August 2005, we began a process with the USDA to obtain an approval to market a pet vaccine for companion animals in the United States.   This past September 27th, the USDA issued Aceto a permit to import our supplier’s canine vaccine with authorization for its distribution and sale in the United States.  With our permit approved, discussions with our distribution partner can be accelerated and brought to a satisfactory conclusion.  We anticipate beginning our marketing efforts with the vaccine to the veterinary users in the first half of calendar 2011.  We view this approval as a first step towards our long term plan to develop and market a line of veterinary products.

Management Realignment

On the organizational front, the Board of Directors of Aceto Corporation recently announced two changes in the Company’s senior management.  I was named Executive Chairman of the Board and Chief Executive Officer and Vincent Miata was named President and Chief Operating Officer.  The Board took this action to maximize the utilization of its executive resources, as well as to align the strengths of its executives with their key roles to facilitate growth and enhanced profitability.  This management change is designed to sharpen the focus on all aspects of the Company’s business and to aid in developing a cohesive succession plan throughout the Company’s hierarchy.

With global economic conditions still unsettled, the Board believed that it was incumbent upon them to put in-place and institute a more dynamic approach to seeking growth and profitability through pursuit of opportunities from both internal and external sources, while maintaining an unwavering concentration on the core business.

A Look Ahead

Our understanding of our obligations to you, our shareholders, is the same today as it has been throughout the Company’s history; to provide a secure and profitable business model from which to prudently and safely balance the needs of our core business while seeking external opportunities for growth.

Our cash position at the end of this fiscal 2010 coupled with a lack of long term bank debt presents us with business opportunities which we examine very carefully.  We ended 2010 with working capital of $120.9 million and shareholders equity of $139.6 million.  This financial strength will allow us to potentially capitalize on external acquisitions, expansion opportunities in our core business, as well as our efforts to expand internationally.  We remain optimistic about the Company’s overall long term business prospects, with our core business continuing to serve as a solid foundation for future growth, while continuing to be mindful of the need to diligently focus on strong cost controls.

We, along with the more than 200 Aceto employees worldwide appreciate your ongoing support and loyalty and look forward to the coming year with optimism and a dedication to achieving our mutual goals.

In closing, as always, we would like to thank all our employees, shareholders, customers, suppliers and other stakeholders for supporting our past efforts and for their continued support as we move forward together, towards a more promising future.

Sincerely,

Albert L. Eilender
Chairman of the Board and
Chief Executive Officer